FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road Mechanicsburg, PA 17055
Select Medical Corporation Announces
Results for First Quarter Ended March 31, 2006
          MECHANICSBURG, PENNSYLVANIA — May 15, 2006 — Select Medical Corporation today announced results for its first quarter ended March 31, 2006.
          On February 24, 2005, Select Medical Corporation (“Select”) consummated a merger with a wholly-owned subsidiary of Select Medical Holdings Corporation (“Holdings”) pursuant to which Select became a wholly-owned subsidiary of Holdings. Holdings is owned by an investor group that includes Welsh, Carson, Anderson & Stowe IX, LP (“Welsh Carson”), Thoma Cressey Equity Partners, Inc. (“Thoma Cressey”) and members of Select’s senior management. As a result of the merger, Select’s assets and liabilities have been adjusted to their fair value as of the closing. Select also experienced an increase in aggregate outstanding indebtedness as a result of financing transactions associated with the merger. Accordingly, amortization expense and interest expense are higher in periods following the merger. Additionally, certain costs associated with the merger are reflected in the 2005 income statement periods. As a result, the financial statements for the periods before and after the merger are not comparable in certain respects.
          For the first quarter ended March 31, 2006, net operating revenues increased 2.9% to $479.7 million compared to $466.1 million for the same quarter, prior year. Income from operations was $66.5 million compared to a loss of $71.1 million for the same quarter, prior year. Net income was $35.4 million compared to a loss of $87.2 million for the same quarter, prior year. As a result of the merger, Select incurred substantial costs related to stock compensation expense, loss on early retirement of debt and merger related charges that contributed to the loss from operations and net loss experienced in the first quarter of 2005. Net income before interest, income taxes, depreciation and amortization, income from discontinued operations, loss on early retirement of debt, merger related charges, stock compensation expense, other income and minority interest (“Adjusted EBITDA”) for the first quarter ended March 31, 2006 declined 8.4% to $78.3 million compared to $85.5 million for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release.
          On March 1, 2006, a subsidiary of Select sold all the issued and outstanding shares of Canadian Back Institute Limited (“CBIL”) for approximately C$89.8 million in cash (US $79.0 million). CBIL comprised Select’s entire Canadian operations. As a result of the sale, the operating results of CBIL have been reclassified and reported as discontinued operations for all reported periods, and its assets and liabilities have been reclassified as held for sale on Select’s December 31, 2005 balance sheet.

Specialty Hospitals
          At March 31, 2006, Select operated 97 long-term acute care hospitals and four acute medical rehabilitation hospitals. This compares to 99 long-term acute care hospitals and four acute medical rehabilitation hospitals operated at March 31, 2005. For the first quarter of 2006, net operating revenues for all of Select’s hospitals increased 5.2% to $359.7 million compared to $342.0 million for the same quarter, prior year. Total patient days for the first quarter of 2006 were 251,701, admissions were 10,483 and net revenue per patient day was $1,405. This compares to 250,839 days, 10,336 admissions and net revenue per patient day of $1,330 for the same quarter, prior year. For the hospitals opened or acquired as of January 1, 2005 and operated by Select throughout both periods, patient days in the first quarter of 2006 were 251,701 and admissions were 10,483, compared to 247,014 days and 10,178 admissions in the same quarter, prior year. Adjusted EBITDA for the segment decreased 5.6% to $74.7 million compared to $79.1 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 20.8% for the first quarter of 2006, compared to 23.1% for the same quarter, prior year. The Adjusted EBITDA margin for the hospitals opened or acquired as of January 1, 2005 and operated by Select throughout both periods was 20.9% for the first quarter of 2006, compared to 23.2% for the same quarter, prior year. This decrease in same store hospital Adjusted EBITDA resulted from higher labor costs and costs of purchased services. To date, we have been unable to recover these increased costs through higher revenues.
Outpatient Rehabilitation
          At March 31, 2006, Select operated 613 outpatient clinics. This compares to 645 outpatient clinics at March 31, 2005. Patient visits for the quarter were 784,839 compared to 863,173 for the same quarter, prior year. For the first quarter of 2006, net operating revenues declined 1.8% to $119.3 million compared to $121.5 million for the same quarter, prior year. The decline in net operating revenues and patient visits was principally related to a decline in the number of clinics we own and operate and a decline in the volume of visits per clinic. We are continuing to experience declines in our patient visits in a number of markets that result from physicians opening competing physical therapy practices. Adjusted EBITDA for the first quarter of 2006 declined 20.5% to $14.8 million compared to $18.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the quarter was 12.4% compared to 15.3% in the same quarter, prior year. The decline in Adjusted EBITDA was the result of the decline in clinic visit volumes described above and an increase in labor costs for physical and occupational therapists. Net revenue per visit was $91 for the first quarter of 2006 compared to $90 for the same quarter, prior year. Number of clinics, net operating revenues and Adjusted EBITDA excludes CBIL. CBIL is being reported as a discontinued operation.
LTACH Regulations
          On May 2, 2006, CMS released its final annual payment rate updates for the 2007 LTCH-PPS rate year (affecting cost reporting periods beginning on or after July 1, 2006 and before July 1, 2007). The May 2006 final rule makes several changes to LTCH-PPS payment methodologies and amounts.
          For discharges occurring on or after July 1, 2006, the rule changes the payment methodology for Medicare patients with a length of stay less than or equal to five-sixths of the geometric average length of stay for each LTC-DRG (referred to as “short-stay outlier” or “SSO” cases). Currently, payment for these patients is based on the lesser of (1) 120 percent of the cost of the case; (2) 120 percent of the LTC-DRG specific per diem amount multiplied by the patient’s length of stay; or (3) the full LTC-DRG payment. The final rule modifies the limitation in clause (1) above to reduce payment for SSO cases to 100 percent (rather than 120 percent) of the cost of the case. The final rule also adds a fourth limitation, capping payment for SSO cases at a per diem rate derived from blending 120 percent of the LTC-DRG specific per diem amount with a per diem rate based on the general acute care hospital inpatient prospective payment system (“IPPS”). Under this methodology, as a patient’s length of stay increases, the percentage of the per diem amount based upon the IPPS component will decrease and the percentage based on the LTC-DRG component will increase. The final rule reflects a moderation of the fourth limitation of the SSO payment policy that CMS had proposed in January 2006, which would have limited SSO payments solely to an amount based on the IPPS.
          In addition, the final rule provides for (i) a zero-percent update for the 2007 LTCH-PPS rate year to the LTCH-PPS standard federal rate used as a basis for LTCH-PPS payments; (ii) for discharges occurring on or after July 1, 2006, the elimination of the surgical case exception to the three-day or less interruption of stay policy, under which surgical exception Medicare reimburses a general acute care hospital directly for surgical services furnished to a long-term acute care hospital patient during a brief interruption of stay from the long-term acute care hospital, rather than requiring the long-term acute care hospital to bear responsibility for such surgical services; and (iii) increasing the costs that a long-term acute care hospital must bear before Medicare will make additional payments for a case under its high-cost outlier policy for the 2007 LTCH-PPS rate year.
          CMS estimates that the changes in the May 2006 final rule will result in an approximately 3.7 percent decrease in LTCH Medicare payments-per-discharge as compared to the 2006 rate year, largely attributable to the revised SSO payment methodology. Based upon Select’s historical Medicare patient volumes and revenues, Select expects that the May 2006 final rule will reduce Medicare revenues associated with SSO cases and high cost outlier cases to its long-term acute care hospitals by approximately $30.0 million on an annual basis. Additionally, had CMS updated the LTCH-PPS standard federal rate by the 2007 estimated market basket index of 3.4 percent rather than applying the zero-percent update, Select estimates that it would have received approximately $31.0 million in additional annual Medicare revenues, based on Select’s historical Medicare patient volumes and revenues (such revenues would have been paid to Select’s hospitals for cost reporting periods beginning on or after July 1, 2006).
Conference Call
          Select will host a conference call regarding its first quarter results on Wednesday, May 17, 2006, at 11:00 am EDT. The domestic dial in number for the call is 866-253-5757. The international dial in number is 703-639-1206.
* * * * *
          Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select currently operates 96 long-term acute care hospitals in 26 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 613 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/
          Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Investor inquiries:
Joel Veit, 717/972-1100

I. Condensed Consolidated Statements of Operations
(In thousands)
(unaudited)
For the Three Months Ended March 31, 2005 and 2006

	Predecessor (1)	Successor (1)	Combined (2)	Successor (1)
	Period from	Period from
	January 1	February 25
	through	through	For the Three	For the Three
	February 24,	March 31,	Months Ended	Months Ended
	2005	2005	March 31, 2005	March 31, 2006	% Change
Net operating revenues	$277,736	$188,386	$466,122	$479,743	2.9%

Costs and expenses:

Cost of services	217,133	140,509	357,642	385,139	7.7%

Stock compensation expense	142,213	4,326	146,539	946	(99.4)%

General and administrative	7,484	4,356	11,840	11,312	(4.5)%

Bad debt expense	6,588	4,558	11,146	5,000	(55.1)%

Depreciation and amortization	5,933	4,126	10,059	10,895	8.3%

Income (loss) from operations	(101,615)	30,511	(71,104)	66,451	193.5%

Loss on early retirement of debt	42,736	—	42,736	—	(100.0)%
Merger related charges	12,025	—	12,025	—	(100.0)%
Other income	(267)	(103)	(370)	(2,434)	557.8%
Interest income	(523)	(77)	(600)	(222)	(63.0)%
Interest expense	4,651	9,600	14,251	24,272	70.3%

Income (loss) from continuing operations before minority interests, and income taxes	(160,237)	21,091	(139,146)	44,835	132.2%

Minority interests	330	302	632	391	(38.1)%

Income (loss) from continuing operations before income taxes	(160,567)	20,789	(139,778)	44,444	131.8%

Income tax expense (benefit)	(59,794)	8,388	(51,406)	19,095	137.1%

Income (loss) from continuing operations	(100,773)	12,401	(88,372)	25,349	128.7%

Income from discontinued operations, net of tax (includes pre-tax gain of $13,950 in 2006)	522	672	1,194	10,018	739.0%

Net income (loss)	$(100,251)	$13,073	$(87,178)	$35,367	140.6%

(1)	On February 24, 2005, Select Medical Corporation (“Select”) merged with a subsidiary of Select Medical Holdings Corporation (“Holdings”) and became a wholly-owned subsidiary of Holdings. Select’s financial position and results of operations prior to the merger are presented separately in the consolidated financial statements as “Predecessor” financial statements, while the financial position and results of operations following the merger are presented as “Successor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the merger, the pre-merger financial statements are not comparable with those after the merger in certain respects.

(2)	Although the Predecessor and Successor results are not comparable by definition in certain respects due to the merger and the resulting revaluation, for ease of comparison, the financial data for the period after the merger, February 25, 2005 through March 31, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period), to arrive at the combined three months ended March 31, 2005. As a result of the merger, interest expense, loss on early retirement of debt, merger related charges, stock compensation expense and depreciation and amortization have been impacted.

II. Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31,	March 31,
	2005	2006

Assets

Cash	$35,861	$13,851

Restricted cash	6,345	5,908

Accounts receivable, net	256,798	285,138

Current deferred tax asset	59,135	56,550

Prepaid taxes	4,110	—

Current assets held for sale	13,876	—

Other current assets	19,725	19,447

Total current assets	395,850	380,894

Property and equipment, net	248,541	277,888

Goodwill	1,305,210	1,318,111

Other identifiable intangibles	86,789	85,259

Other assets held for sale	61,388	—

Other assets	65,591	68,250

Total assets	$2,163,369	$2,130,402

Liabilities and Stockholder’s Equity

Payables and accruals	$296,765	$286,827

Income taxes payable	—	18,570

Current liabilities held for sale	4,215	—

Current portion of long-term debt	6,516	6,425

Total current liabilities	307,496	311,822

Long-term debt, net of current portion	1,315,764	1,257,013

Non-current deferred tax liability	25,771	32,256

Non-current liabilities held for sale	3,817	—

Minority interests	4,356	2,781

Stockholder’s equity	506,165	526,530

Total liabilities and stockholder’s equity	$2,163,369	$2,130,402

III. Key Statistics
(unaudited)
For the Three Months Ended March 31, 2005 and 2006

			%
	2005	2006	Change
Specialty Hospitals (a)

Number of hospitals — end of period	103	101	(1.9)%

Net operating revenues (,000)	$342,044	$359,672	5.2%

Number of patient days	250,839	251,701	0.3%

Number of admissions	10,336	10,483	1.4%

Net revenue per patient day (b)	$1,330	$1,405	5.6%

Adjusted EBITDA (,000)	$79,127	$74,718	(5.6)%

Adjusted EBITDA margin — all hospitals	23.1%	20.8%	(10.0)%
Adjusted EBITDA margin — same store hospitals (c)	23.2%	20.9%	(9.9)%

Outpatient Rehabilitation (e)

Number of clinics — end of period	645	613	(5.0)%

Net operating revenues (,000)	$121,455	$119,290	(1.8)%

Number of visits (US)	863,173	784,839	(9.1)%

Revenue per visit (US) (d)	$90	$91	1.1%

Adjusted EBITDA (,000)	$18,564	$14,760	(20.5)%

Adjusted EBITDA margin	15.3%	12.4%	(19.0)%

(a)	Specialty hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened before January 1, 2005 and operated throughout both periods.

(d)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

(e)	Outpatient rehabilitation information for 2005 has been restated to remove the clinics operated by CBIL, which is being reported as discontinued operations. Occupational health clinics have been reclassified as managed clinics.

IV. Net Income (Loss) to Adjusted EBITDA Reconciliation
(In thousands)
(unaudited)
For the Three Months Ended March 31, 2005 and 2006
     The following table reconciles net income (loss) to Adjusted EBITDA for Select. Adjusted EBITDA is used by Select to report its segment performance in accordance with SFAS No. 131. Adjusted EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization, income (loss) from discontinued operations, loss on early retirement of debt, merger related charges, stock compensation expense, other income and minority interest. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units.
     Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Predecessor (1)	Successor (1)	Combined (2)	Successor (1)
		Period from
	Period from	February 25	For the Three	For the Three
	January 1 through	through March	Months Ended	Months Ended
	February 24, 2005	31, 2005	March 31, 2005	March 31, 2006

Net income (loss)	$(100,251)	$13,073	$(87,178)	$35,367
Income from discontinued operations, net of tax	(522)	(672)	(1,194)	(10,018)
Income tax expense (benefit)	(59,794)	8,388	(51,406)	19,095
Minority interest	330	302	632	391
Interest expense, net	4,128	9,523	13,651	24,050
Other income	(267)	(103)	(370)	(2,434)
Loss on early retirement of debt	42,736	—	42,736	—
Merger related charges	12,025	—	12,025	—
Stock compensation expense	142,213	4,326	146,539	946
Depreciation and amortization	5,933	4,126	10,059	10,895

Adjusted EBITDA	$46,531	$38,963	$85,494	$78,292

Specialty hospitals	$44,384	$34,743	$79,127	$74,718
Outpatient rehabilitation	9,848	8,716	18,564	14,760
Other (3)	(7,701)	(4,496)	(12,197)	(11,186)

Adjusted EBITDA	$46,531	$38,963	$85,494	$78,292

(1)	On February 24, 2005, Select Medical Corporation (“Select”) merged with a subsidiary of Select Medical Holdings Corporation (“Holdings”) and became a wholly-owned subsidiary of Holdings. Select’s financial position and results of operations prior to the merger are presented separately in the consolidated financial statements as “Predecessor” financial statements, while the financial position and results of operations following the merger are presented as “Successor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the merger, the pre-merger financial statements are not comparable with those after the merger in certain respects.

(2)	Although the Predecessor and Successor results are not comparable by definition in certain respects due to the merger and the resulting revaluation, for ease of comparison, the financial data for the period after the merger, February 25, 2005 through March 31, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period), to arrive at the combined three months ended March 31, 2005. As a result of the merger, interest expense, loss on early retirement of debt, merger related charges, stock compensation expense and depreciation and amortization have been impacted.

(3)	Other primarily includes Select’s general and administrative costs.

The following tables reconcile specialty hospital same store information.

	Three Months Ended
	March 31, 2005	March 31, 2006
Specialty hospitals net operating revenue	$342,044	$359,672
Less: Specialty hospitals in development or closed after 1/1/05	6,028	204

Specialty hospitals same store net operating revenue	$336,016	$359,468

Specialty hospitals Adjusted EBITDA	$79,127	$74,718
Less: Specialty hospitals in development or closed after 1/1/05	1,334	(377)

Specialty hospitals same store Adjusted EBITDA	$77,793	$75,095

All specialty hospitals Adjusted EBITDA margin	23.1%	20.8%
Specialty hospitals same store Adjusted EBITDA margin	23.2%	20.9%

V. Discontinued Operations Income Statement
(In thousands)
(unaudited)
For the Three Months Ended March 31, 2005 and the Two Months Ended February 28, 2006
The following table summarizes the income statement information relating to our discontinued operations of CBIL sold on March 1, 2006.

	Predecessor (1)	Successor (1)	Combined (2)	Successor (1)
	Period from	Period from		For the Two
	January 1	February 25		Months
	through	through	For the Three	Ended
	February 24,	March 31,	Months Ended	February 28,
	2005	2005	March 31, 2005	2006
Net operating revenues	$10,051	$6,726	$16,777	$12,902

Costs and expenses:
Cost of services	8,295	5,099	13,394	10,733
Bad debt expense	73	51	124	87
Depreciation and amortization	244	122	366	176

Income from discontinued operations	1,439	1,454	2,893	1,906

Other expense	267	103	370	—
Gain on sale	—	—	—	(13,950)
Interest expense (income)	83	36	119	(31)

Income from discontinued operations before minority interests and income taxes	1,089	1,315	2,404	15,887

Minority interests	139	160	299	340

Income from discontinued operations before income taxes	950	1,155	2,105	15,547

Income tax expense	428	483	911	5,529

Income from discontinued operations, net of tax	$522	$672	$1,194	$10,018

(1)	On February 24, 2005, Select Medical Corporation (“Select”) merged with a subsidiary of Select Medical Holdings Corporation (“Holdings”) and became a wholly-owned subsidiary of Holdings. Select’s financial position and results of operations prior to the merger are presented separately in the consolidated financial statements as “Predecessor” financial statements, while the financial position and results of operations following the merger are presented as “Successor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the merger, the pre-merger financial statements are not comparable with those after the merger in certain respects.

(2)	Although the Predecessor and Successor results are not comparable by definition in certain respects due to the merger and the resulting revaluation, for ease of comparison, the financial data for the period after the merger, February 25, 2005 through March 31, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period), to arrive at the combined three months ended March 31, 2005.